Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the SSA Global Technologies, Inc. 2003 Equity Incentive Plan and to the incorporation by reference therein of our report dated May 19, 2004, with respect to the combined consolidated financial statements of Baan UK, Ltd., Baan U.S.A., Inc., and Baan Global B.V. included in Amendment No. 11 to the Registration Statement (Form S-1 No. 333-116156) and related Prospectus of SSA Global Technologies, Inc., filed with the Securities and Exchange Commission.

Rotterdam, May 26, 2005

/s/ Ernst & Young Accountants